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                                   EXHIBIT 11

                      WORLDPAGES.COM, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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

                                                                             Three Months Ended March 31,
                                                     -----------------------------------------------------------------------------
                                                                  Pro Forma                                 Actual
                                                     ------------------------------------    -------------------------------------
(In thousands, except per share data)                       2000               1999                 2000               1999
                                                     ------------------ -----------------    -----------------  ------------------
EARNINGS PER SHARE:

Average number of common shares outstanding for basic
and diluted computation (see Note)                           43,742,674        43,742,674           30,073,333          19,859,262

    Net income (loss) from continuing operations       $             72  $           (484)    $            613    $          1,031
    Extraordinary item-loss on early
      retirement of debt, net                                    (2,291)               --               (2,291)                ---
    Loss from discontinued operations, net                          ---            (6,189                  ---              (6,189)
    Loss on sale of discontinued operations, net                    ---           (51,800)                 ---             (51,800)
                                                       ----------------- -----------------    -----------------   -----------------
                                                       $         (2,219) $        (58,473)    $         (1,678)   $        (56,958)
                                                       ================= =================    =================   =================
Basic and diluted earnings (loss) per share from:
     Continuing operations                             $            .00  $           (.01)    $            .02    $            .05
     Extraordinary item-loss on early retirement of
       debt, net                                                   (.05)              ---                 (.08)                ---
     Loss from discontinued operations, net                         ---              (.14)                ----                (.31)
     Loss on sale of discontinued operations, net                   ---             (1.19)                ----               (2.61)
                                                       ----------------- -----------------    -----------------   -----------------
                                                       $           (.05) $          (1.34)    $           (.06)   $          (2.87)
                                                       ================= =================    =================   =================
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Note: The effect of the assumed exercise of stock options and the assumed conversion of the convertible debentures payable have not been included in the computation of diluted earnings per share for the period after issuance because to do so would have been anti-dilutive for the periods presented.

        See accompanying notes to consolidated financial statements.